Exhibit 99.1

First M&F Corp. Investor Information

CONTACT:	Jeffrey Lacey
President and Chief Banking Officer
(662) 289-8500

August 30, 2011

FOR IMMEDIATE RELEASE

M&F Bank Names new Corporate Banking Head and new Chief Credit Officer

KOSCIUSKO, Miss. - First M&F Corporation’s (NASDAQ: FMFC) subsidiary, Merchants and Farmers Bank, announced today changes in executive management.

Barry S. Winford, formerly Chief Credit Officer, has been named Executive Vice President – Corporate Banking.  In this position Mr. Winford will oversee business development, portfolio management and lending in the following areas:  M&F Business Credit (asset-based lending), church and non-profit, land and timber, participations, corporate credit, treasury management and other business-credit areas.  He will remain a key participant in the leadership, strategy and future of M&F Bank.  This exciting change will move M&F fully into the area of corporate banking throughout the bank’s market areas.

Eric Hanbury will assume the responsibilities of Executive Vice President and Chief Credit Officer.  He will lead credit underwriting, credit administration and work-out credits and will be a key participant in the bank’s executive leadership.  Eric brings with him seventeen years of banking experience, having most recently served as Regional Credit Officer of Northern Mississippi, Alabama and Florida.

About First M&F Corporation

First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 33 communities in Mississippi, Alabama, Tennessee and Florida.

Caution Concerning Forward-Looking Statements

This document may include certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.